Exhibit 99.1

National & Retail Trades and First Call

For release: June 5, 2008 at 8:30 AM (EDT)

KOHL'S CORPORATION REPORTS MAY COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) – June 5, 2008 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the four-week period ended May 31, 2008 increased 1.2 percent over the four-week period ended June 2, 2007. On a comparable store basis, sales decreased 7.2 percent.

For the 17 weeks ended May 31, 2008, total sales were up 1.4 percent over the 17 weeks ended June 2, 2007.  On a comparable store basis, sales for the 17-week period decreased 6.8 percent.

	Sales Summary
	($ in millions)
	Fiscal Period Ended		% Change This Year
	May 31,	June 2,	All	Comp
	2008	2007	Stores	Stores

May	$ 1,205.9	$ 1,191.9	1.2%	-7.2%
YTD	$ 4,830.1	$ 4,764.0	1.4%	-6.8%

On May 31, 2008, the Company operated 957 stores in 47 states, compared to 834 in 46 states at the same time last year.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EDT on Thursday, June 5 until 8:30 PM EDT on Friday, June 6.  The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

William Blair & Company Growth Stock Conference

Larry Montgomery, Chairman and CEO, will be presenting at the William Blair & Company's 28th Annual Growth Stock Conference Tuesday, June 17, 2008 at 7:50 AM CDT at the Four Seasons Hotel in Chicago.

You may listen to the audio Web cast of this presentation on June 17, 2008 at 7:50 a.m. CDT by visiting http://www.wsw.com/webcast/blair13/KSS.  The replay of this Web cast will remain available for 30 days.

Piper Jaffray European Conference

Kevin Mansell, President, will be presenting at the Piper Jaffray European Conference on Wednesday, June 25, 2008 at 8:20 AM UKT at the ANdAZ Hotel in London.

You may listen to the live Web cast of this presentation on June 25, 2008 at 8:20 AM UKT by visiting http://www.piperjaffray.com/conference.  The conference Web cast will be available in archive for thirty days following the conference.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl’s operates 957 stores in 47 states and will celebrate the opening of its 1,000th store in the fall. A company committed to the communities it serves, Kohl’s has raised more than $102 million for children’s initiatives nationwide through its Kohl’s Cares for Kids® philanthropic program.  For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464